EXHIBIT 5.1

New York	Bracewell & Giuliani LLP
Connecticut	711 Louisiana Street
Texas	Suite 2300
Washington, DC	Houston, Texas
Kazakhstan	77002-2770
London
713.223.2300 Office
713.221.1212 Fax

bgllp.com
May 18, 2007
TEPPCO Partners, L.P.
TE Products Pipeline Company, L.P.
TCTM, L.P.
TEPPCO Midstream Companies, L.P.
Val Verde Gas Gathering Company, L.P.
1100 Louisiana Street, Suite 1600
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as special counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership (“TE Products Pipeline”), TCTM, L.P., a Delaware limited partnership (“TCTM”), TEPPCO Midstream Companies, L.P., a Delaware limited partnership (“TEPPCO Midstream”), and Val Verde Gas Gathering Company, L.P., a Delaware limited partnership (“Val Verde” and, together with TE Products Pipeline, TCTM and TEPPCO Midstream, the “Subsidiary Partnerships”), in connection with the offer and sale by the Partnership of its 7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067 (the “Notes”), and the issuance by the Subsidiary Partnerships of their guarantee of the Notes (the “Guarantee” and, together with the Notes, the “Securities”), pursuant to the registration statement on Form S-3 (Registration No. 333-110207) filed on November 3, 2003 by the Partnership, the Subsidiary Partnerships and Jonah Gas Gathering Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”). A prospectus supplement dated May 15, 2007, which together with the prospectus filed with the Registration Statement shall constitute the “Prospectus,” has been filed pursuant to Rule 424(b) promulgated under the Securities Act. The Notes are to be issued under an Indenture, dated as of May 14, 2007 (the “Base Indenture”), among the Partnership, as issuer, the Subsidiary Partnerships, as subsidiary guarantors, and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated May 18, 2007 among the Partnership, as issuer, the Subsidiary Partnerships, as subsidiary guarantors, and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). At your request, this opinion is being furnished to you for filing as an exhibit to a Current Report on Form 8-K.
In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement, (2) the Prospectus, (3) the Indenture, (4) the Secretary’s Certificates delivered at the closing of the issuance of the Notes by the general partner of the Partnership

TEPPCO Partners, L.P.
May 18, 2007

and the Subsidiary Partnerships, including the exhibits thereto, and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the general partners of the Partnership and the Subsidiary Partnerships and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.
In connection with this opinion, we have assumed that the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Prospectus.
Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when the Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the Securities will be legally issued and will constitute valid and binding obligations of the Partnership and the Subsidiary Partnerships, enforceable against the Partnership and the Subsidiary Partnerships in accordance with their terms.
We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based on negligence or any violation of federal or state securities laws or (c) the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
The foregoing opinions are based on and are limited to the contract laws of the State of New York, the laws of the State of Texas, the relevant law of the United States of America and the partnership, limited liability company and corporate laws of the State of Delaware, and we render no opinion with respect to any other laws or the laws of any other jurisdiction.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and to the use of our name in the

TEPPCO Partners, L.P.
May 18, 2007

Prospectus. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP